Exhibit 99.1

Radian Finalizes Settlement with IRS on 2000 to 2007 Examination and Announces Webcast of Second Quarter Conference Call on July 26, 2018

-- Company expects settlement and related tax benefits to increase June 30, 2018 book value per share by $0.35 --

PHILADELPHIA--(BUSINESS WIRE)--July 18, 2018--Radian Group Inc. announced today that it has finalized a settlement with the Internal Revenue Service (IRS) related to the IRS’s examination of Radian’s 2000 through 2007 consolidated federal income tax returns. Under the terms of the settlement, which remain subject to U.S. Tax Court approval, Radian is expected to submit $31 million of its $89 million qualified deposit to the U.S. Treasury.

Radian expects to realize tax benefits of approximately $74 million, which includes both the impact of the settlement with the IRS as well as the reversal of certain previously accrued state and local tax liabilities.

The company estimates that the settlement and related tax benefits will result in an increase to Radian’s net income per share of $0.34 and book value per share of $0.35, in the second quarter of 2018. In addition, the impact of the settlement is expected to decrease total available holding company liquidity by approximately $31 million. This settlement will not impact adjusted diluted net operating income per share.

BACKGROUND ON IRS MATTER

As previously disclosed, Radian contested adjustments resulting from the examination by the IRS of the company’s 2000 through 2007 consolidated federal income tax returns. The IRS had opposed the recognition of certain tax losses and deductions that were generated through Radian’s investment in a portfolio of noneconomic REMIC (Real Estate Mortgage Investment Conduit) residual interests and had proposed denying the associated tax benefits of those items. Radian appealed the proposed adjustments to the Internal Revenue Service Office of Appeals and made qualified deposits with the U.S. Treasury of approximately $89 million, in order to avoid the accrual of incremental above-market-rate interest with respect to the proposed adjustments. The company received Notices of Deficiency in September 2014 that asserted unpaid taxes and penalties of $157 million for the 2000 through 2007 tax years and also reflected additional amounts due of $105 million, which were primarily associated with the disallowance of the previously filed carryback of our 2008 net operating loss (NOL). The settlement will resolve all issues and conclude all disputes relating to this IRS matter.

SECOND QUARTER 2018 CONFERENCE CALL

Radian will hold a conference call on Thursday, July 26, 2018, at 10:00 a.m. Eastern time to discuss the company’s second quarter 2018 results, which will be announced prior to the market open on the same day.

The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.288.8976 inside the U.S., or 612.332.0228 for international callers, using passcode 451857 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 451857.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance helps protect lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Entitle Direct, Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FORWARD-LOOKING STATEMENTS

All statements in this Current Report on Form 8-K that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the possibility that our estimated liability may not be accurate due to, among other things, the IRS assessing interest at an amount that is different than our current estimated liability and potential additional true-ups of the settlement amounts;
  our ability to obtain approval from the U.S. Tax court for the settlement terms reached between Radian and the IRS and, if such approval is not obtained, the possibility that we would need to make further adjustments, which could be material, to our tax provision and liabilities; and
  the impact of potential audits or examinations of future tax periods.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz